Exhibit 99.1

Composites One Signs Agreement with Nexeo Solutions

ARLINGTON HEIGHTS, IL. - June 9, 2014 - Composites One, North America’s leading distributor of composites raw materials and value added services, announced today it has signed a purchase agreement to acquire essential composites distribution assets from Nexeo Solutions, and the Nexeo Solutions dedicated composites distribution employees will join Composites One.

With this transaction, Composites One will be able to offer its extensive product line, unmatched technical support, dependable service and delivery to more customers in the U.S. and now, across all of Canada.  Serving the entire composites marketplace including custom fabrication, marine, transportation, and aerospace markets, Composites One will now be in a better position to expand the innovative and unique services it provides to composites manufacturers.

“We are looking forward to combining the talent and experience of both organizations and creating an even stronger platform to service all customers who produce products using traditional and advanced composite products.  We will continue to work diligently to position ourselves as the supplier of choice to help our customers become more successful,” commented Leon Garoufalis, President and COO of Composites One.

“ This divestiture reflects Nexeo Solutions strategic direction and fuels our multi-year transformation and commitment to expand our presence in key end markets and differentiate ourselves in the marketplace,” according to President and CEO David Bradley.  “I believe the business and its employees will thrive as part of an organization targeting growth within the composites industry.”

This transaction is expected to close on or about July 1, 2014.

About Composites One

Composites One is the nation’s leading distributor of composite materials serving customers from more than 30 locations in North America. Composites One offers composites fabricators and molders thousands of products from more than 450 of the industry’s top suppliers through a technical sales and customer service force that is the most knowledgeable in the industry. The company offers a variety of value added services that include closed mold technologies, technical applications reviews, and unmatched regulatory compliance assistance.  Composites One is headquartered in Arlington Heights, IL.  Find out more at www.compositesone.com.

About Nexeo Solutions

Nexeo Solutions is the largest global chemical, plastics and composites distributor with a centralized business model.  Operating in over 70 locations worldwide, Nexeo Solutions offers over 27,000 products used in a broad cross section of industries, including construction, chemicals manufacturing, energy, paints and coatings, automotive, healthcare, marine, and personal care. Nexeo distributes these products in North America, EMEA and Asia. The company provides broad logistics capabilities, in-depth market knowledge, dedicated technical expertise and Environmental Services. As a private company employing approximately 2,600 employees, Nexeo Solutions connects a network of over 1,200 suppliers to a diverse base of more than 29,000 customers. Learn more at www.nexeosolutions.com.

###

For Further Information Please Contact:

Composites One contacts:

Marcy Offner, Director, Marketing & Communications, Composites One, Tel. +1 847 437 0200, marcy.offner@compositesone.com

Nexeo Solutions contacts:

Media Relations, Nexeo Solutions Tel. +1 281 297 0058, Media.relations@nexeosolutions.com

Investor Relations, Nexeo Solutions Tel. +1 281 297 0850, Investor.relations@nexeosolutions.com